Exhibit 99.1

News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact	For release: Immediately
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 4028

SUNOCO BOARD OF DIRECTORS RAISES DIVIDEND;

APPROVES $500 MILLION SHARE REPURCHASE AUTHORIZATION

PHILADELPHIA, March 3, 2005 – Sunoco, Inc. (NYSE: SUN) announced today that its Board of Directors has approved an increase in the quarterly dividend to a new rate of 40 cents per share and has authorized the repurchase of an additional $500 million of Sunoco shares.

The quarterly dividend will increase 10 cents per share, or about 33 percent. The dividend is payable on June 10, 2005 to shareholders of record at the close of business on May 10, 2005. The increase brings the annualized dividend rate on the Company’s common stock to $1.60 per share.

To date in 2005, Sunoco has repurchased 600,000 shares (for approximately $57 million) and since January 1, 2000 has repurchased 27.4 million shares (for approximately $1.3 billion). Including remaining authorization under the previous $500 million program approved in September 2004, the Company has $674 million of outstanding share repurchase authorization. Sunoco had 68.9 million shares outstanding as of March 2, 2005.

“These actions reflect our continued confidence in the outlook for the Company and are core to our strategy to provide value to our shareholders,” said Sunoco Chairman and Chief Executive Officer John G. Drosdick. “The dividend increase is the third in less than two years and has brought our annual dividend from $1.00 per share to $1.60 per share. We have been actively repurchasing shares for some time and have reduced our shares outstanding by 23 percent over the past five years. We have also grown and upgraded our asset base, which has resulted in a demonstrated increase in Sunoco’s earnings power. Our balance sheet is strong and the market outlook for our businesses remains positive.

“As we look ahead, we have confidence in our ability to continue to grow the Company, return cash to our shareholders, and maintain a strong balance sheet. This remains our strategy for providing the best long-term return to Sunoco shareholders.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, over 4,300 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used in the fibers, resins and specialties markets. Utilizing a unique, patented technology, Sunoco also manufactures approximately two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in, the reliability and efficiency of the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to conduct business effectively in the event of an information systems failure; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation.

These and other applicable risks and uncertainties have been described more fully in Sunoco’s Third Quarter 2004 Form 10-Q filed with the Securities and Exchange Commission on November 4, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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